Exhibit 99.1

Okta Names Robert L. Dixon, Jr. to Board of Directors

SAN FRANCISCO — June 17, 2019 — Okta, Inc. (NASDAQ:OKTA), the leading independent provider of identity for the enterprise, announced the addition of Robert L. Dixon, Jr., former Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. to its board of directors, effective June 14.

“Robert’s knowledge and expertise as CIO of one of the world’s most recognizable and successful brands will bring invaluable insight not only to Okta’s board of directors, but to our organization as a whole as we execute on our vision of enabling any organization to use any technology,” said Todd McKinnon, Chief Executive Officer and co-founder, Okta. “We put our customers first in everything we do, and Robert’s guidance will help us as we strive to make organizations of all sizes successful — from digitally transforming businesses engaging with customers online, to the world’s largest organizations evolving their IT infrastructures.”

“I am honored to be joining Okta’s board of directors,” said Robert Dixon. “We’re in a period of rapid change for the modern organization. Successfully adopting cloud technologies, investing in digital transformation initiatives, and increasing security are priorities for every business today. Identity plays a foundational role in creating efficient and effective technology systems, and Okta has the strategy and leaders in place to meet every organization’s identity needs.”

About Robert L. Dixon, Jr.

Mr. Dixon has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc., a global food and beverage company, from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Inc., Mr. Dixon held various executive positions with The Procter & Gamble Company, a consumer household products company, since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon has served on the board of directors of Anthem, Inc., a health benefits company, since July 2011, and he has served on the board of directors of Build-A-Bear Workshop, Inc., a specialty retailer, since February 2018. Mr. Dixon is a Trustee for The Georgia Institute of Technology and serves on the President’s Advisory Board, the College of Engineering Advisory Board and the College of Computing Advisory Board. Mr. Dixon also serves on the Devo, Inc. Growth Advisory Board, a business analytics company. He previously served on the CIO Advisory Board for International Business Machines Corporation. Mr. Dixon holds a Bachelor of Science Degree in Electrical Engineering from The Georgia Institute of Technology.

Mr. Dixon brings to the Okta Board of Directors valuable technology experience and the perspective of our customers through his prior role as Global Chief Information Officer and his service on the CIO Advisory Board for another large public company.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With over 6,000 pre-built integrations to applications and infrastructure providers, Okta customers can easily and securely use the best technologies for their business. Over 6,550 organizations, including 20th Century Fox, JetBlue, Nordstrom, Slack, Teach for America and Twilio, trust Okta to help protect the identities of their workforces and customers.

Contact

Lindsay Life

press@okta.com